Exhibit 99.1

STONE ENERGY CORPORATION

Announces Definitive Agreement with BP for Acquisition of

Pompano Field Working Interest

LAFAYETTE, LA. November 18, 2011

Stone Energy Corporation (NYSE: SGY) today announced the signing of a definitive agreement with BP, providing for the acquisition by Stone of BP’s 75% operated working interest in the five block deep water Pompano field in Mississippi Canyon, a 51% operated working interest in the adjacent Mississippi Canyon block 29, a 50% non-operated working interest in the Mica field which ties back to the Pompano platform, and interests in certain deep water exploration leases located in the vicinity of the Pompano field. The purchase price under the agreement is a $204 million cash transaction, subject to customary closing adjustments. The Pompano platform is a four leg, twelve pile fixed structure situated in 1,300 feet of water with 23 producing wells and production capacity of 60,000 barrels of oil per day and 135 million cubic feet of gas per day. The acquisition is subject to preferential rights, due diligence and other customary closing conditions, and is expected to close by early 2012.

Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.